Exhibit 99.7

Update to Item 1A “Risk Factors” for the year ended December 31, 2007 and the three, six and nine months ended March 31, June 30 and September 30, 2008

Risk Factors

The continued economic slowdown in the United States and the national and world-wide financial crisis may adversely affect the Company’s results of operations, cash flows and financial condition. Among other things, these negative economic trends could adversely affect demand for television advertising, reduce the availability, and increase the cost, of short-term funds for liquidity requirements, and adversely affect the Company’s ability to meet long-term commitments. In addition, general trends in the television industry could adversely affect demand for television advertising as consumers flock to alternative media, including the Internet, for entertainment.

The continued economic slowdown in the United States is likely to adversely affect the Company’s results of operations and cash flows by, among other things, reducing demand for local and national television advertising and making it more difficult for customers to pay their accounts. Moreover, television viewing among consumers has been negatively impacted by the increasing availability of alternative media, including the Internet. As a result, in recent years demand for television advertising has been declining and demand for advertising in alternative media has been increasing, and the Company expects this trend to continue. The Company’s ability to access funds under its credit facility depends, in part, on the Company’s compliance with certain financial covenants in the credit facility, including covenants based on its Adjusted EBITDA as defined in the amended and restated senior secured credit facility (the “Nexstar Facility”). If the Company’s Adjusted EBITDA is not sufficient to ensure compliance with these covenants, the Company might not be able to draw down funds under its revolving credit facility or be considered an event of default under the Nexstar Facility.

Disruptions in the capital and credit markets, as have been experienced during 2008 and are continuing in 2009, could adversely affect the Company’s ability to draw on its bank revolving credit facilities. The Company’s access to funds under the revolving credit facilities is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. Those banks may not be able to meet their funding commitments to the Company if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from the Company and other borrowers within a short period of time.

Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect the Company’s access to liquidity needed for the Company’s business. Any disruption could require the Company to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for the Company’s business needs can be arranged. Such measures could include deferring capital expenditures and other discretionary uses of cash.

The Company’s substantial debt could limit its ability to grow and compete.

As of September 30, 2008, the Company and Mission had $666.2 million of debt, which represented 127.7% of its and Mission’s total combined capitalization.

The companies’ high level of debt could have important consequences to its business. For example, it could:

•	limit its ability to borrow additional funds or obtain additional financing in the future;

•	limit its ability to pursue acquisition opportunities;

•	expose us to greater interest rate risk since the interest rate on borrowings under the senior credit facilities is variable;

•	limit its flexibility to plan for and react to changes in its business and its industry; and

•	impair its ability to withstand a general downturn in its business and place us at a disadvantage compared to its competitors that are less leveraged.

Refer to consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K for the year ended December 31, 2007, as amended on Current Report on Form 8-K dated February 27, 2009 and its Quarterly Reports for each of the three months ended March 31, June 30 and September 31, 2008, for disclosure of the approximate aggregate amount of principal indebtedness scheduled to mature.

The Company and Mission could also incur additional debt in the future. The terms of its and Mission’s senior credit facilities, as well as the indentures governing its publicly-held notes, limit, but do not prohibit us or Mission from incurring substantial amounts of additional debt. To the extent the Company or Mission incur additional debt the Company would become even more susceptible to the leverage-related risks described above.

        If the exchange offer is not consummated, we may not be able to maintain the financial ratios in our senior secured credit facility, which would trigger cross-defaults and allow our lenders to accelerate our indebtedness.

        Based on the Company’s current estimated operating results for the quarter ended December 31, 2008 and the quarterly periods during 2009, the Company believes the amount of its senior indebtedness and total indebtedness in relation to its broadcast cash flow may exceed the senior leverage and total leverage ratios allowed under the Nexstar Facility. If the Company’s broadcast cash flows do not increase, or if management does not execute certain station management agreements, or if the Company does not adjust planned spending including a mandated Company furlough, which Management is currently evaluating, the Company may need to undertake additional initiatives to maintain compliance with the senior leverage and total leverage ratios under the Nexstar Facility. These additional initiatives include a current plan to consummate an exchange offer to replace a portion of the Company’s 7% Senior Subordinated Notes due 2014 (the “2014 Notes”), which pay cash interest through their maturity date, with new notes, which will not pay cash interest until after January 15, 2011. The exchange offer is expected to close during the first quarter of 2009. The Company has also already eliminated its corporate bonuses for 2008 and 2009 as well as consolidated certain management functions as part of its efforts to meet the senior leverage and total leverage ratios.

        The Company believes the consummation of the exchange offer with the necessary acceptance rate combined with the execution of all of the other management actions described above will allow the Company to maintain compliance with the senior leverage and total leverage ratios contained in the Nexstar Facility for a period of at least the next twelve months from December 31, 2008. However, no assurances can be given that the exchange offer will be consummated with the necessary acceptance rate or that the other management actions described above will be successful in increasing broadcast cash flows. If the foregoing does not occur, the Company would need to obtain waivers or amendments under the Nexstar Facility and no assurances can be given that the Company will be able to obtain these waivers or amendments. If the Company is unable to obtain these waivers or amendments if and when necessary, the Company would be in default under the Nexstar Facility, which would (1) preclude the Company from accessing any available borrowings under its revolving facility, (2) entitle the lenders thereunder to exercise their remedies, which includes the right to accelerate the debt outstanding under the Nexstar Facility, (3) trigger a similar event of default under Mission Broadcasting, Inc.’s amended and restated senior secured credit facility, and (4) trigger the cross-acceleration provisions under the 2014 Notes, the 11.375% Senior Discount Notes due 2013 (the “2013 Notes”) and any additional debt securities issued in exchange for existing debt securities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The industry-wide mandatory conversion to digital television could have an adverse impact on the Company’s business, as certain viewers that do not upgrade their technology to be able to receive digital signals could no longer be able to view the Company’s programming.

Television stations in the U.S. are in the process of transitioning from analog to digital broadcasts and must phase-out analog broadcasting altogether by June 12, 2009. Some stations – including some of the Company and Mission’s stations – already have made the transition and now broadcast in digital only. TV viewers who receive their signals over-the-air (instead of through multichannel video program distributors, which we refer to as MVPDs, such as cable, satellite, or fiber optic service) and who have older, analog-only television receivers, will have to obtain digital-to-analog converters (or new digital televisions) and perhaps new antennas in order to continue watching television after the stations they watch complete the transition to digital-only transmissions. The federal government established a program to provide eligible TV viewers with coupons to cover the expense of purchasing digital-to-analog converters (but not new antennas). Moreover, due to technological differences in the way digital as compared to analog TV signals are received, it is possible that some viewers who live in locations where they currently receive adequate analog signals over-the-air will not be able to receive usable digital signals after the transition (even with digital-to-analog converters and new antennas) and, therefore, will not be able to watch some or all of the stations they have been watching (unless they subscribe to an MVPD service).